UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
☒	Definitive Information Statement

NuMobile, Inc.
 (Name of Registrant as Specified In Its Charter)

Copies to:
Andrea Cataneo, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NUMOBILE, INC.
2520 South Third Street, Suite 206
Louisville, KY 40208

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of NuMobile, Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 78.315 of the Nevada Revised Statutes:

The approval of an amendment to our articles of incorporation to effect a fifty-for-one reverse split of our common stock.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.numobile.com.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ James Tilton
James Tilton Chairman and CEO
July 14, 2010

NUMOBILE, INC.
2520 South Third Street, Suite 206
Louisville, KY 40208

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about July 16, 2010.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation to effect a fifty-for-one reverse split of our common stock.

How many shares of voting stock were outstanding on June 30, 2010?

On June 30, 2010, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 586,249,507 shares of common stock, 2,656 shares of Class A Preferred Stock (which votes with our common stock and owns 51% of the voting power of our shareholders), 13,329 shares of Series D Preferred Stock (which votes with our common stock on the basis of one vote per share), and 4,916 shares of Series E Preferred Stock (which votes with our common stock on the basis of one vote per share), outstanding.

What vote was obtained to approve the amendment to the articles of incorporation described in this information statement?

We obtained the approval of the holder of our 2,656 outstanding shares of Class A Preferred Stock, which, as of June 30, 2010, owns 51% of the voting power of our shareholders. All shares of our outstanding Class A Preferred Stock are held by Beachhead LLC.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Our board of directors and the holder of a majority of the voting power of our shareholders have approved an amendment to our articles of incorporation to effect a fifty-for-one reverse split of the Company’ s common stock, par value $0.001 (“Common Stock”).

Background to Approval of Amendment

As noted above, the amendment to our articles of incorporation to effect the reverse split was approved by Beachhead, LLC, the holder of our 2,656 outstanding shares of Class A Preferred Stock, which owns 51% of the voting power of our shareholders.

The Class A Preferred Stock was created on April 18, 2002, by the filing of the certificate of designation of the Class A Preferred Stock. At that time, 5,000 shares of Class A Preferred Stock were issued for a purchase price of $500,000. Under the initial terms of the certificate of designation, the holder of the Class A Preferred Stock voted on an-converted basis with the Common Stock, and the shares of Class A Preferred Stock were convertible into such number of shares of Common Stock, from and after September 20, 2002, as determined by dividing the Liquidation Preference (as defined in the certificate of designation) by the Conversion Price (as defined in the certificate of designation). “Liquidation Preference” was defined under the certificate of designation as the sum of $100.000 plus accrued but unpaid dividends. “Conversion Price” was defined as being equal to 80% of the average of the closing bid prices of the common stock during the five preceding trading days, or 75% after January 1, 2003.

The initial terms of the Class A Preferred Stock further provided that the holder of the Class A Preferred Stock would be entitled to receive cumulative dividends at the rate of $2.00 per share per month, whether or not earned or declared.

As of September 20, 2002 (the date when shares of Class A Preferred Stock were initially convertible into Common Stock), the holder of the Class A Preferred Stock owned approximately 40% of the voting power of the Company’s shareholders, and it was contemplated that the holder of the Class Preferred Stock would continue to own close to the majority, or the majority, of the voting power of the shareholders, while the percentage of the voting power would fluctuate with the market price of the Common Stock. At a constant share price, and as long as the dividends owed to the holder remained unpaid, the voting power of the holder of the Class A Preferred Stock would increase over time because of the accrual of dividends (as the accrual of dividends would increase the “Liquidation Preference”).

In May 2008, the 2,656 outstanding shares of Class A Preferred Stock (the other 2,344 issued shares having been converted to Common Stock) were purchased by Beachhead LLC for a purchase price of $50,000 from the Manhattan District Attorney, which had acquired the shares in connection with a plea bargain by the prior owner.

In or around March 2010, the Company began contemplating a reverse stock split for the reasons set forth in this information statement. The Company also desired to improve the Company’s balance sheet, by eliminating the accrued but unpaid dividends as well as the right of the holder of the outstanding Class A Preferred Stock to continue to accrue dividends. With respect to the contemplated reverse stock split, it was initially contemplated that the requisite shareholder approval would be obtained by the approval of the holder of the outstanding shares of Class A Preferred Stock, which, as noted above, had, since the initial creation of the Class A Preferred Stock, usually held close to or a majority of the voting power of the shareholders (which percentage would fluctuate with the market price of the Common Stock). It was subsequently determined that the voting power of the holder of the Class A Preferred Stock had fallen below 50%. In light of the percentage of the voting power held by the holder of the Class A Preferred Stock (approximately 40% as of May 3, 2010, as noted below), the Company’s board of directors believes the Company could have obtained the approval of the holders of a sufficient number of shares of Common Stock to approve the reverse split. The Company considered seeking the approval of additional shareholders (in addition to the holder of the outstanding shares of Class A Preferred Stock) to approve the proposed reverse split. The board of directors also considered an amendment to the certificate of designation which would achieve the Company’s goal of improving its balance sheet, and, in exchange, grant the holder of the Class A Preferred Stock 51% of the voting power of the Company’s shareholders.

 On May 3, 2010, the Company filed an amendment to the certificate of designation of its Class A Preferred Stock. Pursuant to this amendment:

●	All accrued but unpaid dividends payable to the holders of Class A Preferred Stock were eliminated.

●	The right of the holders of the Class A Preferred Stock to receive future dividends was eliminated.

●	The holders of the Class A Preferred Stock will own 51% of the voting power of the shareholders of the Company.

 The board of directors determined that the amendment to the certificate of designation was in the best interests of the Company and its shareholders in light of the following:

●
Accrued but unpaid dividends due to the holder of the outstanding shares of Class A Preferred Stock, in the amount of $337,652 were eliminated from the Company’s balance sheet. By comparison, the Company’s market capitalization as of May 3, 2010 was approximately $1,400,000.

●	The holder of the Class A Preferred Stock will no longer accrue dividends in the amount of $2.00 per share per month, or $63,744 annually.

●
The Company’s board of directors believes the improvement in the Company’s balance sheet may help the Company secure needed financing to continue to grow and develop its business. For example, on May 27, 2010, the Company sold a convertible promissory note in the principal amount of $260,000, and, as noted below, the Company may use its authorized but unissued shares for raising capital in the future.

●
The holder of the outstanding shares of Class A Preferred Stock has usually owned a majority of the voting power of the shareholders since the initial issuance of the Class A Preferred Stock. Prior to the filing of this amendment, the holder of the Class A Preferred Stock owned approximately 40% of the voting power of the Company’s shareholders (as of May 3, 2010), an amount that fluctuated with the market price of the Common Stock, and, at a constant share price would increase over time due to the accrual of dividends. Thus, there was only a marginal increase in the voting power of the holder of the Class A Preferred Stock due to the amendment.

On May 28, 2010, the Company obtained the approval of the holder of outstanding shares of Class A Preferred Stock, as the holder of 51% of the voting power of the Company’s shareholders, for a 20-to-1 reverse stock split. On June 30, 2010, the Company obtained the approval of the holder of outstanding shares of Class A Preferred, as the holder of 51% of the voting power of the Company’s shareholders, to increase the ratio of the reverse stock split to 50-to-1. As a result of the amendment to the certificate of designation for the Class A Preferred Stock, it was unnecessary for the Company to seek approval from additional shareholders of the Company for the reverse split. As noted above, the Company believes it could have obtained the requisite shareholder approval for the reverse split without the amendment to the certificate of designation, but approved the amendment to the certificate of designation for the benefits to the Company and its shareholders set forth above.

Reasons for Reverse Split

The reverse stock split is intended to increase the per share stock price. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “NUBL”. The shares of Common Stock of the Company have traded at very low prices for some time. As of July 7, 2010, the last reported closing price of the Common Stock was $0.0007.   We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Shareholders should recognize that once the reverse split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by fifty). While we expect that the reverse split will result in an increase in the per share price of our Common Stock, the reverse split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

In addition, the reverse split will likely increase the number of shareholders who own "odd lots" (stockholdings in amounts of less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by the split.

The reverse split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the reverse split, which will have no effect on the proportionate holdings of any of our shareholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split. In lieu of issuing fractional shares, the Company will round up in the event a shareholder would be entitled to receive less than one share of Common Stock. In addition, the reverse split will not affect any holder of Common Stock's proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The reverse split is a transaction rather than the first step in a series of transactions and will not cause the Company's common stock to be held of record by less than 300 persons.

The authorized capital stock of the Company consists of 5,000,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). There will be no change in the number of authorized capital stock or the par value of the Common Stock or Preferred Stock as a result of the reverse split. Our issued and outstanding securities, as of June 30, 2010, on a fully diluted basis, are as follows:

●	586,249,507 shares of our Common Stock;

●	2,656 shares of Class A Preferred Stock (which owns 51% of the voting power of our shareholders) convertible into 331.875,000 shares of Common Stock;

●	5,000 shares of Series C Preferred Stock (which does not have voting rights) convertible into 5,000 shares of Common Stock;

●	13,329 shares of Series D Preferred Stock (which votes with the Common Stock the basis of one vote per share) convertible into 1,777,200,000 shares of Common Stock; and

●
4,916 shares of Series E Preferred Stock (which votes with the Common Stock on the basis of one vote per share) convertible into 655,466,666 shares of Common Stock;

Convertible promissory note in the principal amount of $260,000, convertible into common stock at a conversion price equal to the lesser of (a) 60% of the average of the closing bid price of the Company’s common stock on each of the five immediately preceding trading days or (b) $0.025. As of June 30, 2010, the conversion price is equal to $0.0007.

Based on the number of shares currently issued and outstanding, immediately following the reverse split the Company will have approximately 11,724,991 shares of Common Stock issued and outstanding. In addition, all outstanding securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

The following table summarizes the number of shares of common stock and each class or series of Preferred Stock outstanding, reserved, and authorized but unissued, before and after the reverse split (based on the capitalization of the Company as of June 30, 2010, as set forth above):

Class or Series of Stock	Number of shares authorized before reverse split	Number of shares authorized after reverse split	Number of shares authorized and reserved before reverse split	Number of shares authorized and reserved after reverse split	Number of shares authorized but unissued before reverse split	Number of shares authorized but unissued after reverse split
Common Stock	5,000,000,000	5,000,000,000	3,135,975,237	62,719,505	4,413,750,493	4,988,275,009
Class A Preferred Stock	5,000	5,000	0	0	2,344	2,344
Series B Preferred Stock	100,000	100,000	0	0	100,000	100,000
Series C Preferred Stock	12,000,000	12,000,000	0	0	11,995,000	11,995,000
Series D Preferred Stock	25,000	25,000	0	0	11,671	11,671
Series E Preferred Stock	25,000	25,000	0	0	20,084	20,084

The following table sets forth the conversion price for our outstanding convertible securities before and after the reverse split (based on our capitalization as of June 30, 2010).

Convertible Securities	Conversion Price Before Reverse Split	Conversion Price After Reverse Split
Class A Preferred Stock	$0.0008	$0.04
Series C Preferred Stock	N/A (Conversion Ratio of 1-to-1)	N/A (Conversion Ratio of 1-to-1)
Series D Preferred Stock	$0.00075	$0.0375
Series E Preferred Stock	$0.00075	$0.0075
Convertible Note	$0.0007	$0.035

As noted above, the reverse split will increase the number of authorized but unissued shares of Common Stock from 4,413,750,493 to 4,988,275,009. The Company does not intend to reduce the number of authorized shares. At present, other than in connection with the conversion of outstanding convertible notes and Preferred Stock (which conversion would be at the option of the respective holders), as set forth above, the board of directors has no other plans, proposals or arrangements to issue the additional shares of authorized but unissued Common Stock which would result from the reverse split. However, it is possible that some of these additional shares could be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the company’s business or product lines through the acquisition of other businesses or products.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s articles of incorporation and by-laws do not have any anti-takeover provisions.

The reverse split will be effective upon the filing of a certificate of amendment to the articles of incorporation with the Secretary of State of the State of Nevada, in the form of Appendix A hereto. The Company will file the certificate of amendment approximately, but not less than, 20 days after this information statement is mailed to stockholders. The effective date of the reverse split is hereinafter referred to as the “Effective Date”.

We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split. Stockholders who held shares of the Company's common stock as of the close of business on the Effective Date ("Record Holders") will be notified as soon as practicable after the Effective Date that the reverse split has been effected. The Company's transfer agent will act as its exchange agent (the "Exchange Agent") to act for the Record Holders in implementing the exchange of their certificates. As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock ("Old Common Stock") to the Exchange Agent in exchange for certificates representing post-split common stock ("New Common Stock"). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of 50 shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock.

As soon as practicable after the Effective Date, a letter of transmittal will be sent to shareholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the reverse split

General

The reverse split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such shareholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

Accounting Matters

The reverse split will not affect total shareholders' equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to one-twentieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the shareholder's equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the Nevada Revised Statutes, shareholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those shareholders who hold their Old Common Stock shares as "capital assets" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and will hold the New Common Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each shareholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such shareholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

●	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

●	Shareholders should not recognize any gain or loss as a result of the reverse split.

●	The aggregate basis of a shareholder's pre-reverse split shares will become the aggregate basis of the shares held by such shareholder immediately after the reverse split.

●	The holding period of the shares owned immediately after the reverse split will include the shareholder's holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the articles of incorporation is set forth in Appendix A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of June 30, 2010 by:

●	each of our directors, executive officers and our executive officers and directors as a group; and
●	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Shares beneficially owned
	Number of shares		Percentage of class (1)
Stockholders
Beachhead, LLC (2) 14860 Montfort Drive, Suite 210 Dallas, TX 75254	331,875,000	(3)	36.14%

Directors and Officers:
James Tilton 2520 South Third Street, Suite 206 Louisville, KY 40208	6,367	(4)	*

All executive officers and directors as a group (1 person)	6,367		*

(*) Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Philip Verges has voting and investment power over the securities of the Company owned by Beachhead, LLC.

(3) Represents shares of common stock issuable upon conversion of 2,656 shares of Class A Preferred Stock. The holder of our outstanding Class A Preferred Stock owns 51% of the voting power of our stockholders.

(4) Includes 1,367 shares of outstanding Common Stock and 5,000 shares of Common Stock issuable upon conversion of 5,000 shares of Series C Preferred Stock.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ James Tilton
James Tilton Chairman and CEO
July 14 , 2010

Appendix A

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

1. Name of corporation:

NuMobile, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Upon the filing of this certificate of amendment, the corporation shall effect a one-for-50 reverse split whereby each share of common stock, par value $0.001 per share shall, without any action on the part of the holder, become and be converted into 0.02 shares of common stock, par value $0.001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional):

5. Officer Signature (required):	/s/James Tilton
James Tilton, Chairman and Chief Executive Officer

A-1